UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Amendment No. 2

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 15, 2017

NOBILIS HEALTH CORP.
(Exact name of registrant as specified in its charter)

British Columbia	001-37349	98-1188172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11700 Katy Freeway, Suite 300, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 355-8614
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
As described in the Current Report on Form 8-K/A filed on January 29, 2018, we are filing this Amendment No. 2 on Form 8 K/A (this “Form 8-K/A No. 2” or "Amended Filing") to amend our Form 8-K/A originally filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2018 (the “Original Filing”), relating to our unaudited pro forma condensed consolidated financial statements and related footnote disclosures. The Unaudited Pro Forma Condensed Combined Balance Sheet has been prepared assuming the acquisition occurred as of September 30, 2017. The Unaudited Pro Forma Condensed Combined Statements of Operations have been prepared assuming the acquisition occurred as of January 1, 2016 (the "Pro Forma Statements").
Background
The unaudited pro forma condensed combined financial information of the Company and the Management Companies for the year ended December 31, 2016 and as of the nine months ended September 30, 2017 were filed on January 26, 2018 as Exhibit 99.13 on Form 8-K/A, and has been amended to correct: (1) “Income tax benefit, net” on Unaudited Pro Forma Condensed Combined Statement of Operations (“Statement of Operations”) should have been an expense of $8.3 million for the December 31, 2016 period and $2.7 million for the September 30, 2017 period and the resulting calculations noted below, and (2) notes (g) and (h) on the Unaudited Pro Forma Condensed Combined Balance Sheet (“Balance Sheet”) relating to the $2.5 million holdback which should have been characterized as “Other current liabilities”, not “Long term debt, net of current portion”.

After the corrections to the 2016 Statement of Operations, Nobilis Health Corp. Combined “Income tax expense” is $8.3 million versus a benefit of $2.1 million, resulting in “Net Income” of $21.3 million versus $31.7 million. “Net income attributable to noncontrolling interests” is $9.0 million versus $14.7 million. “Net income attributable to Nobilis Health Corp.” is $12.3 million versus $17.1 million. “Net income per basic common share” and “Net income per fully diluted common share” are $0.16 versus $0.22. "Weighted average shares outstanding (basic)" is 76.8 million shares versus 77.1 million shares.

After the corrections to the 2017 Statement of Operations, Nobilis Health Corp. Combined “Income tax expense” is $2.7 million, as opposed to a benefit of $3.3 million, resulting in “Net Income” of $9.4 million versus $15.5 million. “Net income attributable to noncontrolling interests” is $5.7 million versus $7.1 million. “Net income attributable to Nobilis Health Corp.” is $3.8 million versus $8.3 million. “Net income per basic common share” and “Net income per fully diluted common share” are $0.05 versus $0.11. "Weighted average shares outstanding (basic)" is 78.2 million shares versus 78.4 million shares. After the correction to the 2017 Balance Sheet, “Other current liabilities” increased by $2.5 million, to $16.5 million, which results in an increase in “Total current liabilities” from $84.4 million to $86.9 million, and “Long-term debt, net of current portion” decreased from $100.7 million to $98.2 million.

Except as described above, this Amended Filing does not amend, update or change any other items or disclosures in the Original Filing and does not purport to reflect any information or events subsequent to the filing thereof. As such, this Amended Filing speaks only as of the date the Original Filing was filed, and the Registrant has not undertaken herein to amend, supplement or update any information contained in the Original Filing to give effect to any subsequent events and any forward-looking statements represent management's views as of the Original Filing Date and should not be assumed to be accurate as of any date thereafter. Accordingly, this Amended Filing should be read in conjunction with the Registrant's filings made with the SEC subsequent to the filing of the Original Filing, including any amendment to those filings.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(a)    Pro Forma Financial Information

The amended unaudited pro forma condensed combined financial information of the Company and the Management Companies for the year ended December 31, 2016 and as of the nine months ended September 30, 2017 are filed as Exhibit 99.13 to this amended filing.

(b)     None.

(c)    None.

(d)    Exhibits.

Exhibit Number	Exhibit Description

99.13
Unaudited pro forma condensed combined balance sheet and statement of operations as of the nine months ended September 30, 2017, as well as unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016, giving effect to the Company's acquisition of the Management Companies as if it had occurred on January 1, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBILIS HEALTH CORP.

/s/ David Young
David Young
Chief Financial Officer

Date: January 29, 2018

NOBILIS HEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2017
(in thousands)

	Nobilis Health Corp.	Management Companies	Pro Forma Adjustments		Nobilis Health Corp.
		Combined			Combined
Assets
Current assets:
Cash	$34,139	$1,976	$(1,976)	(a)	$34,139
Trade accounts receivable, net of allowance of $750 at September 30, 2017	112,402	8,551	—		120,953
Medical supplies	3,488	—	—		3,488
Prepaid expenses and other current assets	13,521	1,223	—		14,744
Total current assets	163,550	11,750	(1,976)		173,324
Restricted cash	—	—	500	(a)	500
Property and equipment, net	39,873	6,792	3,792	(b)	50,457
Intangible assets, net	20,393	—	47,800	(c)	68,193
Goodwill	70,003	1,774	44,506	(d)	116,283
Deferred tax asset	21,867	—	—		21,867
Other long-term assets	1,413	—	—		1,413
Total assets	$317,099	$20,316	$94,622		$432,037
Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$19,169	$471	$—		$19,640
Accrued expenses	37,518	1,202	1,000	(e)	39,720
Current portion of capital leases	2,746	178	(178)	(f)	2,746
Current portion of long-term debt	2,127	2,202	(283)	(g)	4,046
Current portion of convertible promissory note	2,500	—	1,750	(g)	4,250
Other current liabilities	9,592	128	6,761	(h)	16,481
Total current liabilities	73,652	4,181	9,050		86,883
Lines of credit	18,000	—	—		18,000
Long-term capital leases, net of current portion	12,317	93	(93)	(f)	12,317
Long-term debt, net of current portion	46,190	2,296	49,759	(g)	98,245
Convertible promissory notes, net of current portion	4,750	—	1,750	(g)	6,500
Warrant and stock option derivative liabilities, net of current portion	458	—	—		458
Other long-term liabilities	3,736	400	(400)	(i)	3,736
Total liabilities	159,103	6,970	60,066		226,139
Commitments and Contingencies
Contingently redeemable noncontrolling interest	14,663	—	—		14,663
Shareholders' Equity:
Additional paid in capital	225,122	(4,975)	5,712	(j)	225,859
Accumulated deficit	(78,841)	18,321	(18,178)	(j)	(78,698)
Total shareholders’ equity attributable to Nobilis Corp.	146,281	13,346	(12,466)		147,161
Noncontrolling interests	(2,948)	—	47,022	(k)	44,074
Total shareholders' equity	143,333	13,346	34,556		191,235
Total Liabilities and Shareholders' Equity	$317,099	$20,316	$94,622		$432,037

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOBILIS HEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2016
(in thousands, except share and per share data)

	Nobilis Health Corp.	Management Companies	Pro Forma Adjustments		Nobilis Health Corp.
		Combined			Combined
Revenues:
Patient and net professional fees	$264,211	$38,081	$—		$302,292
Contracted marketing revenues	13,346	—	—		13,346
Factoring revenues	8,187	—	—		8,187
Total revenues	285,744	38,081	—		323,825
Operating expenses:
Salaries and benefits	52,774	1,136	—		53,910
Drugs and supplies	57,011	1,329	—		58,340
General and administrative	126,848	8,136	—		134,984
Bad debt (recovery) expense, net	(385)	—	—		(385)
Depreciation and amortization	8,539	2,598	5,279	(l)	16,416
Total operating expenses	244,787	13,199	5,279		263,265
Corporate costs:
Salaries and benefits	6,974	—	—		6,974
General and administrative	18,897	—	—		18,897
Legal expenses	4,755	—	—		4,755
Depreciation	293	—	—		293
Total corporate costs	30,919	—	—		30,919
Income (expense) from operations	10,038	24,882	(5,279)		29,641
Other (income) expense:
Change in fair value of warrant and stock option derivative liabilities	(2,580)	—	—		(2,580)
Interest expense	3,999	—	5,203	(m)	9,202
Other income, net	(2,970)	(3,646)	—		(6,616)
Total other (income) expense	(1,551)	(3,646)	5,203		6
Income (expense) before income taxes and noncontrolling interests	11,589	28,528	(10,482)		29,635
Income tax (benefit) expense, net	4,487	201	3,641	(n)	8,329
Net Income (expense)	7,102	28,327	(14,123)		21,306
Net income attributable to noncontrolling interests	653	—	8,337	(o)	8,990
Net income attributable to Nobilis Health Corp.	$6,449				$12,316
Net income per basic common share	$0.08				$0.16
Net income per fully diluted common share	$0.08				$0.16
Weighted average shares outstanding (basic)	76,453,128				76,831,916
Weighted average shares outstanding (fully diluted)	77,562,495				78,191,283

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOBILIS HEALTH CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2017
(in thousands, except share and per share data)

	Nobilis Health Corp.	Management Companies	Pro Forma Adjustments		Nobilis Health Corp.
		Combined			Combined
Revenues:
Patient and net professional fees	$201,488	$25,847	—		$227,335
Contracted marketing revenues	5,163	—	—		5,163
Factoring revenues	6,265	—	—		6,265
Total revenues	212,916	25,847	—		238,763
Operating expenses:
Salaries and benefits	46,473	840	—		47,313
Drugs and supplies	35,709	754	—		36,463
General and administrative	96,409	5,968	—		102,377
Depreciation and amortization	7,782	1,962	3,958	(l)	13,702
Total operating expenses	186,373	9,524	3,958		199,855
Corporate costs:
Salaries and benefits	9,011	—	—		9,011
General and administrative	10,100	—	—		10,100
Legal expenses	1,643	—	—		1,643
Depreciation	256	—	—		256
Total corporate costs	21,010	—	—		21,010
Income (expense) from operations	5,533	16,323	(3,958)		17,898
Other expense (income):
Change in fair value of warrant and stock option derivative liabilities	(358)	—	—		(358)
Interest expense	3,998	—	3,877	(m)	7,875
Other expense (income), net	215	(1,958)	—		(1,743)
Total other expense (income)	3,855	(1,958)	3,877		5,774
Income (expense) before income taxes and noncontrolling interests	1,678	18,281	(7,835)		12,124
Income tax (benefit) expense, net	628	(41)	2,107	(n)	2,694
Net Income (expense)	1,050	18,322	(9,943)		9,429
Net income attributable to noncontrolling interests	849	—	4,826	(o)	5,675
Net income attributable to Nobilis Health Corp.	$201				$3,754
Net income per basic common share	$—				$0.05
Net income per fully diluted common share	$—				$0.05
Weighted average shares outstanding (basic)	77,805,014				78,183,802
Weighted average shares outstanding (fully diluted)	78,168,019				78,796,807

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 - BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred as of September 30, 2017. The unaudited pro forma condensed combined statements of operations have been prepared assuming the acquisition occurred as of January 1, 2016.
The Company paid approximately $60.4 million, comprised of $53.6 million in cash, $3.5 million in the form of a Note, $2.5 million in form of unfunded escrow and $0.8 million in shares of common stock and stock options in order to acquire 53.8% of the Sellers’ ownership interests in Management Companies responsible for three ambulatory surgery centers and one surgical hospital in the greater Houston area. Our equity position increased 3.7% from 50.1% to 53.8% due to an additional equity purchase of 15.1 Elite Surgical Affiliates' remaining equity units that we are obligated to purchase within the first year after the acquisition date for a fixed price of $4.4 million.
For the unaudited pro forma condensed combined balance sheet, the $60.4 million purchase price has been allocated based on management's preliminary estimate of the fair values of assets acquired and liabilities assumed as of November 15, 2017. The purchase price allocation, which excludes transaction costs, is considered preliminary, particularly as it relates to the final valuation of property and equipment, intangible assets, and goodwill. There could be significant adjustments when the valuation is finalized. The preliminary estimate of the purchase price allocation is as follows (in thousands):

Total current assets and other long-term assets	$9,774
Property and equipment	10,584
Intangible assets	47,800
Goodwill	46,280
Total liabilities	(7,061)
Enterprise value	107,377
Noncontrolling interest	(47,022)
Total purchase price	$60,355

The acquired intangible assets include approximately $45.0 million, $1.9 million and $0.9 million related to a hospital department management agreement, tradename and noncompete agreement, respectively. The condensed combined pro forma presentation assumes a useful life of 8-14 years for the hospital department management ageement, 7-9 years for the tradename and 2 years for the noncompete that will be amortized using the straight-line method.

The unaudited pro forma condensed combined statements are prepared in accordance with the Securities and Exchange Commission (SEC) Regulation S-X. Theaccounting policies used in the preparation of the pro forma condensed combined statements are in accordance with Generally Accepted Accounting Principles in the United States of America ("U.S. GAAP") and are consistent with those used in preparing the Company's audited consolidated financial statements as of and for the year ended December 31, 2016, and unaudited consolidated financial statements as of and for the nine months ended September 30, 2017.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or the results of operations in future periods or the results that actually would have been realized had the Company acquired the Management Companies during the periods shown herein. The pro forma adjustments are based on financial information available at the time of the preparation of these unaudited pro forma condensed combined financial statements.

The accompanying unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the Company, including the Company's annual report on Form 10-K for the year ended December 31, 2016, the Company's quarterly report on Form 10-Q for the period ended September 30, 2017 and the historical financial statements of the Management Companies filed herewith.

Description of the pro forma adjustments are as follows:

(a) This adjustment represents the decrease of the cash balance to eliminate the Management Companies' cash balances per the purchase agreement and to reflect the $0.5 million of restricted cash currently held in escrow per the purchase agreement. The Elite Transaction was structured as cash-free and the Sellers retained their cash balances as of the acquisition date.

(b) This adjustment is to increase the carrying value of property and equipment acquired to its estimated fair value at the acquisition date.

(c) This adjustment is made to reflect the estimated fair value of intangible assets acquired. These intangibles include approximately $45.0 million, $1.9 million and $0.9 million related to a hospital department management agreement, tradename and noncompete agreement, respectively. The condensed combined pro forma presentation assumes a useful life of 8-14 years for the hospital department management agreement, 7-9 years for the tradename and 2 years for the noncompete.

(d) This adjustment is made to eliminate the historical goodwill balance and reflect the new estimated goodwill balance arising from the Elite Transaction and based upon the preliminary purchase price allocation in the table above. Goodwill arising in the acquisition is not expected to be deductible for tax purposes.

(e) This adjustment represents an increase for any unresolved claims, reserves and other liabilities established as part of the Elite Transaction.

(f) This adjustment represents the elimination of the current and long-term portions of the capital lease liability settled at closing on November 15, 2017.

(g) On November 15, 2017, the Company entered into the 2nd Amendment to its BBVA Compass facility with the purpose of financing the Elite Transaction, thereby increasing the aggregate principal amount by $50,000,000 (“Term Loan B”). Term Loan B matures on November 15, 2022 with payments due quarterly and bears interest at a rate of 8.2% as of the acquisition date. The pro forma adjustments eliminate the Management Companies' existing debt that was paid off in conjunction with the Elite Transaction and adds debt entered into by the Company to finance the Elite Transaction. In addition to the Term Loan B, the Company also issued a $3.5 million convertible promissory note (the "Note") which bears interest at the simple rate of 6.75% per annum and is payable in three installments over a two year period. The interest payments are due quarterly. The Note (outstanding principal but excluding accrued and unpaid interest) may be converted into the Company's common shares only upon the occurrence of both (i) default by Maker, as defined in the Note, and (ii) the election of the Sellers. The Note is payable in three installments over a two year period. Included within this adjustment as a reduction to debt, we recognized approximately $4.3 million in deferred financing costs that will be amortized over the term of Term Loan B.

(h) This adjustment represents the increase of other current liabilities to reflect a $2.5 million dollar hold back, the obligation to purchase an additional 3.7% of Elite Surgical Affiliates' remaining equity within the first year after the acquisition date for a fixed price of $4.4 million, as set forth in the Purchase Agreement and eliminates other nominal current liabilities. This mandatorily redeemable noncontrolling interest is reflected as a liability.

(i) This adjustment represents the elimination of deferred lease liabilities that were not included in the net assets of the Elite Transaction. These amounts are not recognized in the purchase price allocation under U.S. GAAP. The Company will begin recording any deferred rent starting from the acquisition date in the postcombination period based on the terms of assumed leases.

(j) This adjustment eliminates Elite's existing equity in the Management Companies. It also increases our additional paid in capital for the issuance of 250,000 stock options valued using a Black Scholes model as of November 15, 2017 and issuance of 378,788 common shares valued at a price of $1.32 per share as a portion of the purchase price.

(k) This adjustment represents the preliminary estimated fair value of the 46.2% noncontrolling interest arising in the Elite Transaction.

(l) This adjustment is to record additional depreciation expense as a result of the increase in the fair value of property and equipment arising from the purchase price allocation as well as amortization of the hospital department management agreement, tradename and noncompete agreement, respectively, identified in the Elite Transaction. The estimated useful lives of the acquired property and equipment under our accounting policies ranges from 3-7 years.

(m) This adjustment primarily represents net additional interest expense and amortization of deferred financing costs associated with the Note and approximately $50.0 million of debt issued to finance the Elite Transaction.

(n) The Management Companies were previously taxed as limited liability company flow-through entities. Hence, federal income taxes were not provided in the historical financial statements of the Management Companies; and the taxes provided in this adjustment use an estimated effective federal rate of 37.5%. This rate does not include any estimate of the expected favorable impact to the Company's federal tax rate caused by the recently enacted Tax Cuts and Jobs Act. The lower federal tax rates under this legislation became effective January 1, 2018.

(o) To reflect non-controlling interest of 46.2% minority ownership. This balance has been separately calculated and adjusted for each of the periods ended December 31, 2016 and September 30, 2017.